UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Ray III, Hugh Jefferson
   14 Oak Park
   Bedford, MA  01730
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   5/31/02
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Worldwide Field Operations
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |364 (1)               |D               |                                               |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Incentive Stock Option  |3/1/02 (2|10/9/11  |Common Stock           |63,300 (4|$13.0840  |D            |                           |
                        |)        |         |                       |)        |          |             |                           |
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Nonqualified Stock Optio|3/1/02 (3|10/9/11  |Common Stock           |36,700 (5|$13.0840  |D            |                           |
n                       |)        |         |                       |)        |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Due to increased duties, as of May 31, 2002, this individual is considered to be an Executive Officer as defined in Section 16 of the 1934 Securities Exchange Act and therefore required to report his stock ownership as of that
date.
(1) Purchased through the Employee Stock Purchase Plan (ESPP) on April 1,
2002.
(2) The option vests in equal monthly increments over 54 months commencing March 1, 2002.
(3) The option vests in equal monthly increments over 54 months commencing March 1, 2002.
(4) As of May 31, 2002, options to purchase 3,517 shares were vested.
(5) As of May 31, 2002, options to purchase 2,039 shares were vested. SIGNATURE OF REPORTING PERSON
/s/ Hugh Jefferson Ray III
DATE
June 3, 2002